Exhibit 99.1

Atlantic Union Bankshares Corporation Names Alexander D. Dodd Chief Financial Officer and Updates Transition Plan

Richmond, Va., February 24, 2026 – Atlantic Union Bankshares Corporation (“the Company”) today announced that Alexander D. Dodd, CFA, has been appointed Chief Financial Officer (“CFO”), effective April 13, 2026, succeeding Robert M. Gorman, who is retiring after nearly 14 years with the Company. To assist with Dodd’s transition to the company, Gorman will remain with the Company through September 30, 2026 serving as an executive advisor.

"Alex will be a valuable addition to our leadership team," said John C. Asbury, President and Chief Executive Officer of Atlantic Union Bankshares. “He brings more than 20 years of enterprise finance leadership experience across U.S. and Canadian banking, including serving as Interim CFO for TD Bank’s U.S. operations—a $375 billion asset institution. Alex also has experience at smaller institutions and offers extensive end-to-end experience across the finance functions of a regional bank.

“I also want to thank Rob for his flexibility while we conducted a thorough search and his willingness to stay on to assist with the transition.”

Dodd, 49, joins the Company from TD Bank Group, where he has served in multiple senior finance management leadership roles over nearly 20 years, including most recently as Deputy CFO, Executive Vice President. He also served as interim CFO for TD Bank’s US operations. After starting his banking career at MBNA, Dodd joined TD Banknorth prior to its combination with Commerce Bank. At TD Bank, he assumed roles of increasing responsibility at the organization. Dodd managed several line of business CFO roles, including CFO of the Consumer Bank. He then became Head of all line of business CFO’s in addition to managing Financial Planning and Analysis and Corporate Strategy. Dodd also was the Corporate Segment CFO for TD Bank Group’s enterprise functions.

Dodd is a graduate from the United States Coast Guard Academy, received his Master of Business Administration from Loyola University Maryland and is a Chartered Financial Analyst (“CFA”) holder.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located in Virginia, Maryland, North Carolina and Washington D.C. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; AUB Investments, Inc., which provides investment services; and Atlantic Union Capital Markets, Inc., which provides capital market services.

###

Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937